EX-99. CODE ETH



                              ASA (BERMUDA) LIMITED

          CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND FINANCIAL OFFICERS


I.      PURPOSE OF CODE OF ETHICS

        The Board of Directors of ASA (Bermuda) Limited ("Company") has adopted this Code of Ethics ("Code") to promote the honest and ethical conduct of the Covered Officers (as described below), including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in reports and documents the Company files with, or submits to, the United States Securities and Exchange Commission ("SEC") and in other public communications made by the Company; and to promote compliance with applicable laws and governmental rules and regulations. This Code was adopted for purposes of Section 406 of the Sarbanes-Oxley Act and the applicable rules and forms thereunder. Covered Officers, as well as others, are subject to other policies and procedures in respect of their positions with the Company.


II.     INTRODUCTION

        The Code of Ethics is applicable to the Company's principal executive officer and principal financial officer ("Covered Officers," each of whom is identified on Exhibit A).

        Each Covered Officer is expected to act with integrity and honesty, adhere to a high standard of business ethics and be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

        Waivers of this Code may be made only by the Board of Directors or the Ethics Committee of the Board and will be disclosed in accordance with applicable law.



III.    CONFLICTS OF INTEREST

        A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interest of, or his service to, the Company. For example, a conflict of interest would arise if a Covered Person used, or attempted to use, his position with the Company to obtain any improper personal benefit for himself, his family members, or any other person.
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        Certain conflicts of interest that may arise are already subject to conflict of interest provisions in the Investment Company Act of 1940 ("1940 Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Company because of their status as "affiliated persons" of the Company. The Company's compliance programs and procedures are designed to address those conflicts of interest and such conflicts are not covered by this Code.

        Although it is not possible to list and address every conceivable conflict, the following are examples of actions that Covered Officers must take to avoid conflict of interest situations. Each Covered Officer must not:

        o use his personal influence or relationships improperly to influence investment decisions or financial reporting by the Company for the purpose of benefiting personally to the detriment of the Company;

        o cause the Company to take actions, or fail to take action, for the personal benefit of the Covered Officer rather than the benefit of the Company;

        o without the approval of the President (or, with respect to the President, approval of the Ethics Committee), accept employment with or serve as a director of another investment company, an investment adviser or any public company;

        o       accept any business related gift in excess of $100;

        o accept any entertainment from any company with which the Company has current or prospective business dealings unless such entertainment is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any reasonable question of impropriety;

        o without the approval of the President (or, with respect to the President, approval of the Ethics Committee), have or acquire any ownership interest in, or any consulting or employment relationship with, any of the Company's service providers; and

        o have a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Company for effecting portfolio transactions.

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IV.     COMPLIANCE AND DISCLOSURE

        Each Covered Officer:

        o is responsible for adhering to and promoting compliance with the standards and restrictions imposed by applicable laws, rules and regulations;

        o is responsible for maintaining familiarity with the disclosure requirements applicable to the Company;

        o shall not knowingly misrepresent, omit, or cause others to misrepresent or omit, material facts about the Company to others, whether within or outside of the Company, including the Company's directors and independent auditors and governmental regulators;

        o shall, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Company and its service providers with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the SEC and in other public communications made by the Company;

        o shall not coerce, manipulate, mislead or fraudulently influence any auditor engaged in the performance of an audit of the Company's financial statements or accounting books and records;

        o shall not retaliate against any other Covered Officer or any other officer or employee of the Company for reports of potential violations that are made in good faith.

        o shall promptly bring to the attention of the President, the Ethics Committee and the Audit Committee any information he may have concerning (a) significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are likely to adversely affect the Company's ability to record, process, summarize, and report financial information, and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting; and

        o shall promptly bring to the attention of the Chief Legal Officer, the President and the Ethics Committee any information he may have concerning evidence of a material violation of the securities laws or other

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                laws, rules or regulations applicable to the Company or of a violation of this Code.


V.      ACCOUNTABILITY

        The Ethics Committee shall have the power to monitor, investigate and recommend action to the Board with respect to violations of this Code. The Board, with the advice of the Ethics Committee, shall determine appropriate actions to be taken in the event of violations of this Code by the Covered Officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code. In determining what action is appropriate in a particular case, the Board shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or involved repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the appropriate course of action and whether or not the individual in question had committed other violations in the past.


VI.     ACKNOWLEDGEMENT OF COVERED OFFICER

        Upon becoming subject to this Code, each Covered Officer must affirm in writing to the Board that he has received, read and understands the Code. Thereafter, each Covered Officer must affirm annually to the Board that he has complied with the requirements of the Code.


VII.    CONFIDENTIALITY OF REPORTS AND RECORDS

        All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board, the Ethics Committee, the Audit Committee and, as appropriate, their advisers.

VIII.

        Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by the Board of Directors, including a majority of its independent directors.


Date:   November 11, 2004

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                                    EXHIBIT A
                     PERSONS COVERED BY THIS CODE OF ETHICS





Robert J.A. Irwin - Principal Executive and Financial Officer